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                                                                   Exhibit(a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December
     22, 1997 and the related Letter of Transmittal and is not being made to stockholders of Symetrics Industries, Inc. in any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction.
   In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Gerard Klauer Mattison & Co., Inc. ("GKM")or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           SYMETRICS INDUSTRIES, INC.

                                       AT

                              $15.00 NET PER SHARE

                                       BY

                                   TSHCO, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                             TEL-SAVE HOLDINGS, INC.


      TSHCo, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Tel-Save Holdings, Inc., a corporation organized under the laws of Delaware ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.25 per share (the "Shares"), of Symetrics Industries, Inc., a Florida corporation (the "Company"), at a price of $15.00 per share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as amended from time to time, constitute the "Offer").

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON WEDNESDAY, JANUARY 21, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER (AS DEFINED BELOW), HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) AND NOT WITHDRAWN SUCH NUMBER OF SHARES AS REPRESENTS, TOGETHER WITH SHARES OWNED BY PARENT, AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ASSUMING CONVERSION OF ALL OUTSTANDING OPTIONS AND SECURITIES CONVERTIBLE INTO SHARES.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), by and among Purchaser, Parent, and the Company. The Merger Agreement provides that, among other things, as soon as practicable following the expiration of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each Share issued and outstanding (other than Shares held in the treasury of the Company or owned by Purchaser, or Shares which are held by stockholders, if any, who properly exercise their appraisal rights under Florida law) will be converted into the right to receive $15.00 net in cash, without interest thereon.

      Certain directors and executive officers of the Company (the
"Management"), beneficially owning 329,699 Shares (including options currently exercisable for Shares), representing approximately 18.25% of the outstanding Shares on a fully diluted basis on December 18, 1997 (the "Management Shares"), have entered into the Tender and Option Agreement, dated as of December 18, 1997 (the "Tender and Option Agreement"), with Parent pursuant to which the Management has agreed, among other things, (a) to tender in the Offer and not withdraw all of the Management Shares and any additional Shares which may be
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acquired by the Management prior to the expiration date of the Tender and Option
Agreement and (b) that, at any meeting of the Company's stockholders (however called), they will (i) vote their Shares in favor of the Merger, (ii) vote their Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) vote their Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. In addition, if the purchase of Management Shares is not consummated for any reason in the Offer, Purchaser has the option to purchase the Management Shares under certain circumstances.

      The Company, Parent and Purchaser have entered into the Stock Option Agreement dated as of December 18, 1997 (the "Stock Option Agreement") pursuant to which, in the event the Merger Agreement is terminated under certain circumstances, including the acquisition by a person other than Parent or Purchaser of 20% or more of the Shares, the Company shall grant to Purchaser, for a period of six months from the date of the Merger Agreement, the option to purchase that number of Shares which would equal 19.9% of the aggregate number of Shares outstanding after giving effect to the exercise of such option.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase and (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), together with all other documents required by the Letter of Transmittal. Purchaser expressly reserves the right at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether any of the events set forth in Section 15 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn (other than the Management Shares as provided in the Tender and Option Agreement) at any time prior to the Expiration Date (or, if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date by which the Offer, as so extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 19, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and class of Shares to be withdrawn and the name of the registered broker, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary by the tendering stockholder and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including timeliness and receipt) of a notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability to any tendering shareholder for failure to give any such notification.

      The information required to be disclosed by paragraph (e) (1) (vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable by Purchaser or Parent to brokers, dealers or other persons other than the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                               MORROW & CO., INC

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200


                      The Dealer Manager for the Offer is:

                        GERARD KLAUER MATTISON & CO., INC.

                                529 Fifth Avenue
                               New York, NY 10017
                                 (212) 885-4143


December 22, 1997